Exhibit 23.2

CONSENT OF MCGLADREY & PULLEN, LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-140007) on Form S-8 of Guidance Software, Inc. and subsidiary of our report dated April 4, 2005, except for Notes 16 and 17, as to which the date is September 15, 2006 relating to our audit of the 2004 consolidated statements of operations, stockholders deficit, and cash flows and the financial statement schedule which appears in this Annual Report on Form 10-K of Guidance Software, Inc. for year ended December 31, 2006.

/s/ McGladrey & Pullen, LLP

Pasadena, California

March 29, 2007